Exhibit 3



                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                              TASTY BAKING COMPANY

         In compliance with the requirements of the applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended, Tasty Baking Company, incorporated under an act to provide for the incorporation and regulation of certain corporations approved April 29, 1874, P.L. 73, and the several supplements thereto, hereby amends and restates its Articles of Incorporation as follows:

                  FIRST. The name of the corporation is Tasty Baking Company.

                  SECOND. The purposes for which the corporation is organized are as follows:

                           To manufacture or otherwise produce, use, buy, sell
and otherwise deal in goods, wares, merchandise and other articles of commerce and personal property of every kind and nature including human foods of every kind and description.

                           To acquire by purchase, lease, grant, gift, devise,
bequest, exchange of securities or property, or otherwise, any property, real or personal, and any interest therein, including the business, good-will, rights and assets of any person, partnership, association or corporation engaged in any lawful business.

                           To hold, own, improve, develop, lease, sell,
mortgage, pledge and otherwise deal in, invest in and dispose of, any property, real or personal, and any interest therein, including the business, good-will, rights and assets of any person, partnership, association or corporation engaged in any lawful business.

                  THIRD. The location and post office address of the registered office of the corporation in the Commonwealth of Pennsylvania is 2801 Hunting Park Avenue, Philadelphia, Pennsylvania, 19129.

                  FOURTH. The corporation is to exist perpetually.

                  FIFTH. The aggregate number of shares which the corporation shall have authority to issue is 30,000,000 shares of common stock having a par value of $0.50 per share.


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                  SIXTH. The number of directors of the corporation shall be fixed from time to time by or pursuant to its by-laws, but the number shall never be less than three and shall never be more than ten. Effective with the election of directors at the annual meeting of shareholders to be held in 1986, the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the by-laws; one class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1987, another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1988, and another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1989, with the members of each class to hold office until their successors are elected and qualified. At the annual meetings of shareholders of the corporation to be held in 1987 and thereafter, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a three year term and until their successors are elected and qualified.

                           Notwithstanding anything contained in these Articles
of Incorporation to the contrary and notwithstanding the fact that a lesser percentage may be permitted by law or the by-laws of the corporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to remove any director from office without assigning any cause for such removal at any annual or special meeting of shareholders.

                           Notwithstanding anything contained in these Articles
of Incorporation to the contrary and notwithstanding the fact that a lesser percentage may be permitted by law or the by-laws of the corporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provisions inconsistent with, or repeal this Article SIXTH or any provision hereof at any annual or special meeting of shareholders.


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